SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made this 11th day of November, 2016 by and between JayHawk Energy, Inc., a Nevada corporation; Vast Exploration; LLC, a Texas limited liability company, Vast Holdings, LLC, a Nevada limited liability company; Vast Operations, LLC, a Nevada limited liability company; Vast Petroleum Corp., a Kansas corporation (collectively, the “Company”) and Kelly Stopher, a married individual (“Stopher”). The Company and Stopher are individually referred to as a “Party” and collectively referred to as the “Parties”. The effective date of this Agreement is the execution date of the last Party to sign this Agreement.

RECITALS:

WHEREAS, certain events have occurred that have led the Parties to disagree about their working relationship and compensation owed to Stopher (the “Dispute”). The Dispute includes the repayment of the Old Notes (described below), as well as certain Invoices (described below).

WHEREAS, the Company entered into certain promissory notes with Stopher, including, a $110,781 promissory note on September 30, 2015; a $10,392.63 promissory note on February 29, 2016 and is owed roughly fifty-seven thousand dollars ($57,000) as a result of a ‘change in ‘control’ provision stemming from his prior employment contract with JayHawk Energy, Inc., (collectively, the “Old Notes”).

WHEREAS, the Company entered into a written Services Agreement with Stopher on January 1, 2016 under which Stopher claims outstanding invoices in the amount of roughly forty-five thousand dollars ($45,000). The Company also entered into an oral agreement for certain book keeping services under which Stopher claims outstanding invoices in the amount of roughly twenty-one thousand dollars ($21,000) (collectively, the “Invoices”).

WHEREAS, Stopher is a member of the Board of Directors of JayHawk Energy, Inc.

WHERES, the Parties wish to resolve the Dispute amicably and maintain a working relationship as described herein.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT:

The Dispute and any and all other claims, known or unknown, by Company against Stopher and by Stopher against Company related to the Dispute shall be compromised, discharged, settled and released as follows:

1.

Recitals.  All Recitals are incorporated herein as if set forth in full.

2.

Consideration and Performance Obligations.

2.1.

Without any other obligation to do so and in consideration of the promises herein, the Company will provide Stopher with the following Consideration:

2.1.1.1.

The Company will execute a convertible promissory note (the “Replacement Note”) with a face value of $177,173.49 US (“Principal Amount”) to Stopher and/or

assigns. The Note will have a term of four (4) years and an interest rate of null (0%) (“Interest Rate”).  If late payments are not made within five (5) business days of written notice, the Interest Rate shall be retroactively set at six percent (6%) and accrued to the Principal Amount of the Replacement Note until such time as payment is made.  If any Replacement Note payment is not made within forty-five (45) days of its due date the Replacement Note will incur default interest at the rate of eighteen percent (18%) (“Default Interest Rate”) until payment is made.

The Replacement Note will be secured by a pledge of 350,000 shares of JayHawk Energy, Inc. common stock.

The Replacement Note will be convertible into shares of the Company’s common stock at a rate equal to the less of: (a) the conversion rate provided to a plurality of investors in the Company’s first round of financing wherein the Company raises at least $300,000 following the completion of its 1:100 reverse split of its securities (“Qualified Financing”) or (b) the closing price on the first day of trading immediately following the Company’s 1:100 reverse split. The Replacement Note will have an effective date of December 20, 2016 (“Effective Replacement Note Date”).

Upon the occurrence of the Company having raised at least three million dollars ($3,000,000) in the aggregate through the sale of debt or equity securities of the Company, Stopher will have the option to have the remaining balance of the Note paid in full.

In the event JayHawk Energy, Inc. makes a disposition of substantially all of its assets (including those held in subsidiaries) the holder of the Replacement Note shall have the option to foreclose on the stock pledge described above.

The Company will make an initial payment of $2,000 on the Effective Replacement Note Date. The balance of payments due under the Replacement Note will be made in accordance with Schedule A attached hereto.

Stopher will be granted 100,000 (post-reverse split) common stock purchase warrants (“Warrants”) in four (4) tranches. The Warrants will have a term of five (5) years and shall convert at $0.01 per common share. The Warrants will include a “cashless exercise” provision.

2.1.1.2.

Stopher will be granted twenty-five thousand (25,000) Warrants upon filing of JayHawk Energy, Inc.’s Form 10-Q for the first fiscal quarter ended December 31, 2015.

2.1.1.3.

Stopher will be granted twenty-five thousand (25,000) Warrants upon filing of JayHawk Energy, Inc.’s Form 10-Q for the second fiscal quarter ended March 31, 2016.

2.1.1.4.

Stopher will be granted twenty-five thousand (25,000) Warrants upon filing of JayHawk Energy, Inc.’s Form 10-Q for the third fiscal quarter ended June 30, 2016.

2.1.1.5.

Stopher will be granted twenty-five thousand (25,000) Warrants upon filing of JayHawk Energy, Inc.’s Form 10-K for the fiscal year ended September 30, 2016.

2.2.

The Parties have considered the nature of the claims asserted in the Dispute, acknowledge that these claims are disputed claims, released in accordance with Section 3 below, and that no Party has made, nor does it make, any representation pertaining to the tax consequences that may arise out of this Agreement.  The Parties, and those who could make claims through the Parties, assume full responsibility for any and all taxes that may be due and owing to any local, state, or federal authority and shall have no claims against any other Party arising therefrom.

2.3.

The Company will include the securities underlying the Replacement Note, the Pledge and the Warrants in the next S-1 Registration Statement (or equivalent) it files with the U.S. Securities & Exchange Commission.

2.4.

Stopher agrees that all Old Notes shall be cancelled upon the Effective Note Replacement Date. Stopher will surrender the Old Notes on the Effective Note Replacement Date and shall write “CANCELLED” on the cover page of the Old Notes and provide his initials and date next to the word “CANCELLED”. Upon execution of this Agreement, Stopher hereby relinquishes any claim to the fifty-seven thousand dollar ($57,000) amount owed as a result of the ‘change in control’ under his prior employment contract with JayHawk Energy, Inc.

2.5.

Stopher agrees that all Invoices are “CANCELLED” and Stopher has relinquished all claims related to the payment of the Invoices.

2.6.

Stopher relinquishes any claims to any compensation (whether in cash or equity) not yet received under that certain Separation Agreement dated October 1, 2015.

2.7.

Stopher will assist JayHawk Energy, Inc. with the diligent completion of its Form 10-Q’s and Form 10-K as described in Sections 2.1.2.1, 2.1.2.2, 2.1.2.3. and 2.1.2.4 above (the “Filings”). Stopher will work with the Company’s management, legal counsel and auditors. If Stopher’s final versions of the Form 10-Q quarterly filings are not submitted to the Company’s auditor by November 30, 2016 the total number of Warrants to be granted in accordance with Section 2.1.2. will be reduced by fifty percent (50%). Additionally, for each day following November 30, 2016 that the Form 10-Q’s are not completed by Stopher the Principal Amount of the Replacement Note shall be reduced by $1,000. If Stopher’s final version of the Company’s Form10-K is not submitted to the Company’s auditor five (5) days prior to the statutorily provided extension date, the Principal Amount of the Replacement Note shall be reduced by $1,000 for each day the Form 10-K remains unfiled. Stopher will not have his Warrant grant reduced or otherwise be financially penalized for items beyond his control, including, the Company’s non-payment of audit fees or delays on the part of the Company’s auditor, so long as Stopher submits his final version of the Filings to the Company’s auditors in the time frames allotted. Furthermore, the Company, in its sole discretion, will have the option to waive any penalties if Stopher is acting diligently to complete the Filings and some event beyond his control occurs.

2.7.1.

The Company acknowledges that once Stopher submits his final version of the Filings that there will be some back and forth between Stopher and the auditors (“Review Period”). So long as Stopher meets his deadlines for submitting his final versions of the Filings he will not be penalized during the Review Period.

2.8.

Stopher will be provided with JayHawk Energy, Inc.’s indemnification agreement that has been prepared for its officers and directors. Stopher has agreed to voluntarily resign from JayHawk Energy, Inc.’s Board of Directors on the day the Company files its Form 10-Q for the third fiscal quarter ending June 30, 2016.

3.

Stopher will return all electronic Company records and files to the Company through its legal counsel by Monday November 14, 2016. At the Company’s request Stopher may return all physical Company records to 10119 W. Lariat Lane, Peoria, AZ 85383 at the Company’s expense.

4.

Mutual Release.  In consideration of this Agreement and the provisions set forth herein, specifically Section 2 above, Stopher, on the one hand, and the Company, on the other hand, individually and collectively, hereby mutually release, remise, acquit and forever discharge the other, including all of the Parties’ officers, directors, shareholders, owners, trustees, administrators, agents, attorneys, insurers, representatives, employees, predecessors, successors, heirs, spouses, subsidiaries, administrators, and assigns (collectively, “Released Parties”), from any and all past and present claims, demands, actions, causes of actions, suits, damages, losses and expenses (hereafter referred to as “claims”), known or unknown, fixed or contingent, which were asserted or could have been asserted in the Dispute, or which could hereafter be asserted by one of the Parties against the other with respect to any matter of any kind or nature whatsoever which arose, occurred or accrued prior to the effective date of this Agreement, whether presently known or unknown, including, without limitation, all claims sounding in tort, violation of public policy, breach of contract, or state statute.

5.

Compromise of Disputed Claims.  This Agreement is designed strictly and solely for the purpose of compromising disputed claims and avoiding the expenses and risks of litigation.  It is not, and shall not be construed or characterized as an admission of any liability or wrongdoing on the part of the Company.

6.

Voluntary Settlement.  By entering into this Agreement, the Parties represent that they each have been represented by counsel at all relevant time-periods, have had a chance to seek and obtain the advice of counsel, have read the Agreement, understand the terms of the Agreement, and are voluntarily entering into this Agreement.

7.

Mutual Drafters.  The Parties further acknowledge that all mutually negotiated and drafted the terms of this Agreement, and that no Party shall be considered the "Drafter" of this document for purposes of interpreting ambiguities against the drafter for contract construction.

8.

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior representations, promises, negotiations, memoranda, and agreements, if any.  This Agreement may not be amended, altered, or modified except by written instrument executed by the Parties.  No waiver of any provision hereof shall be binding or enforceable unless in writing and executed by the Parties granting such waiver.

9.

Validity of Agreement.  Should any provision of this Agreement prove to be invalid or unenforceable, such shall not vitiate any or all other provisions set forth herein, nor shall it render the entire Agreement null and void.

10.

Execution of Documents.  Each of the Parties agrees to execute all documents necessary to implement the provisions of this Agreement.  Each person executing this Agreement on behalf of a party to this Agreement warrants and represents that he or she has apparent and actual authority to sign on behalf of and bind the represented party.

11.

Non-Disparagement.  Each of the Parties and the individuals associated therewith, including officers, directors, managers, attorneys, general partners, members or otherwise, shall not jointly or severally disparage the other Party to anyone, including third parties. The term “Disparagement” shall mean any affirmative statement or act intended to bring the other Party into public disrepute.

12.

Governing Law, Venue, Attorneys’ Fees.  This Agreement is made in accordance with and shall be interpreted and governed by the laws of the State of Nevada. Any action or other proceeding to enforce this Agreement shall be brought in Clark County District Court.  The prevailing party in any action arising out of this Agreement shall be entitled to recover reasonable attorneys’ fees and costs in connection with the action.

13.

Successors.  The rights and obligations of the parties under this Agreement shall inure to the benefit of, and be binding upon, the parties’ heirs, personal representatives, successors and assigns.

14.

Counterparts.  This Agreement may be executed in multiple counterparts, and the counterparts, when signed and attached to each other, shall have the same force and effect as though all parties had executed one document.  DocuSign, photocopies or facsimile copies of executed copies of this Agreement may be treated as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement on the date first written above.

“Company”

“Kelly Stopher”

JayHawk Energy, Inc.

/s/ Scott Mahoney

/s/ Kelly Stopher

___________________________

_________________________

By: Scott Mahoney

By: Kelly Stopher, Individually

Its: President, CEO & CFO

Vast Exploration, LLC

/s/ Scott Mahoney

___________________________

By: Scott Mahoney

Its: CEO & Manager

Vast Holdings, LLC

/s/ Scott Mahoney

___________________________

By: Scott Mahoney

On behalf of JayHawk Energy, Inc.,

Its Manager

Vast Operations, LLC

/s/ Scott Mahoney

___________________________

By: Scott Mahoney

On behalf of JayHawk Energy, Inc.,

Its Manager

Vast Petroleum Corp.

/s/ Scott Mahoney

___________________________

By: Scott Mahoney

Its: CEO

SCHEDULE A

The Company will make payments to Stopher as follows:

20-Dec-16	$2,000
20-Jan-17	$2,000
20-Feb-17	$2,000
20-Mar-17	$2,200
20-Apr-17	$2,200
20-May-17	$2,200
20-Jun-17	$2,400
20-Jul-17	$2,400
20-Aug-17	$2,400
20-Sep-17	$2,600
20-Oct-17	$2,600
20-Nov-17	$2,600
20-Dec-17	$2,800
20-Jan-18	$2,800
20-Feb-18	$2,800
20-Mar-18	$3,000
20-Apr-18	$3,000
20-May-18	$3,000
20-Jun-18	$3,500
20-Jul-18	$3,500
20-Aug-18	$3,500
20-Sep-18	$4,000
20-Oct-18	$4,000
20-Nov-18	$4,000
20-Dec-18	$4,000
20-Jan-19	$4,000
20-Feb-19	$4,000
20-Mar-19	$4,000
20-Apr-19	$4,000
20-May-19	$4,000
20-Jun-19	$4,000
20-Jul-19	$4,000
20-Aug-19	$4,000
20-Sep-19	$4,000
20-Oct-19	$4,000
20-Nov-19	$4,500
20-Dec-19	$4,500
20-Jan-20	$4,500
20-Feb-20	$4,500
20-Mar-20	$4,500
20-Apr-20	$4,500
20-May-20	$4,500
20-Jun-20	$4,500
20-Jul-20	$4,500
20-Aug-20	$4,500
20-Sep-20	$4,500
20-Oct-20	$4,500
20-Nov-20	$4,500
20-Dec-20	$7,173.49
TOTAL	$177,173.49